UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cape Fear Bank Corporation

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Cape Fear Bank Corporation mailed the following letter to its stockholders on August 7, 2008.

1117 Military Cutoff Road

Wilmington, North Carolina 28405

(910) 509-2000

IMPORTANT MESSAGE TO CAPE FEAR BANK CORPORATION SHAREHOLDERS FROM YOUR BOARD OF DIRECTORS

August 7, 2008

Dear Shareholder,

As you know, a dissident group led by Maurice Koury is attempting to take control of our Bank through a proxy contest. Mr. Koury and his dissident group have spent a great many pages in their proxy materials attacking the Bank’s board and management. Mr. Koury’s voluminous complaints about compensation are not going unchallenged by the board and, in our opinion, should not go unchallenged by our shareholders. We have worked with our compensation experts in conducting a thorough review of the dissident proxy statement. We have used their report as the basis for the following discussion, which we believe strongly refutes many of Mr. Koury’s attacks on the board and management. We hope that after reading the enclosed information, you will agree with us that the Koury-led takeover attempt is not in your best interests. The board recommends that you vote the WHITE proxy card solicited by the board.

SETTING THE RECORD STRAIGHT ON COMPENSATION

(1) In unmistakably harsh terms, Mr. Koury is critical of virtually every aspect of our compensation arrangements for executive officers and directors. Mr. Koury’s proxy statement asserts on page 10 that the board approved “excessive executive compensation arrangements in 2004 before the Company even reached cumulative profitability.” We believe each of the assertions in Mr. Koury’s statement is wrong:

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the compensation arrangements are not excessive and we achieved cumulative profitability before the compensation arrangements were approved. If by cumulative profitability Mr. Koury is referring to the retained earnings (deficit) account on the balance sheet, the most casual examination of the Company’s audited financial statements reveals that the retained deficit of approximately $(677,000) at the end of 2003 was eliminated by the end of 2004. The Company’s retained earnings were approximately $471,000 on December 31, 2004. The Company achieved profitability in 2001, just three years after business commenced, a break-even point that is not at all unusual for a de novo bank. By the end of 2004 the Company had eliminated the retained deficit that is a feature of every de novo bank’s balance sheet.

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The executive compensation arrangements to which Mr. Koury refers were approved by the board and finalized in 2005, assuming Mr. Koury is referring to (i) the Salary Continuation Agreements entered into with Messrs. Coburn and Flowers and Mses. Norris and Burney, (ii) the severance arrangements entered into with executives, and (iii) the amended employment agreement entered into with Mr. Coburn, although the split dollar life insurance agreements with executives were approved by the board and finalized at the very end of 2004.

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Although Mr. Koury’s proxy statement asserts that our executive compensation is excessive, he is strangely silent about peer group standards for executive compensation. We believe the reason is that our compensation of executive officers is consistent with peer standards, which is the conclusion we reached based on our review of peer compensation practices.

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We have little doubt that a new management team would expect a comprehensive compensation arrangement comparable to that which we have carefully assembled over a period of many years for the existing management team. According to an application filed with the FDIC by Live Oak Banking Company, a local de novo bank, Mr. David Lucht, one of Mr. Koury’s director nominees, has an annual salary of $250,000 as President of the bank. Based on our review of North Carolina de novo bank application materials filed with the FDIC in the last three years, Mr. Lucht’s $250,000 base salary makes Mr. Lucht the most highly paid executive of a North Carolina de novo bank in that three-year period. Mr. Coburn’s annual salary is also $250,000, a salary level that took nearly ten years to achieve.

(2) On page 12 of his proxy statement Mr. Koury condemns the 385% increase in our CEO Cameron Coburn’s base salary, an increase measured over a 10-year period. But Mr. Koury does not mention the context that puts Mr. Coburn’s salary increase in perspective: in 1998 his salary was $65,000, he was Executive Vice President at the time, and the Company’s total assets at the end of the first fiscal year were less than $18 million. Mr. Coburn did not become President and Chief Executive Officer until January 2000, with an annual salary of $76,125 in his first year as President and CEO. So while Mr. Coburn’s salary now is almost four times his 1998 salary, the Company’s total assets of $464 million at December 31, 2007 are almost 26 times the total assets at December 31, 1998. Even more importantly:

•	Mr. Coburn’s salary did not increase in 2008. His salary remains fixed at $250,000, as it was in 2007;

•	as Mr. Koury acknowledges elsewhere, Mr. Coburn’s bonus for performance in 2007 was $0 and we expect that Mr. Coburn’s bonus for performance in 2008 will likewise be $0;

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Mr. Coburn has not been awarded stock options since June 2005 and we expect that Mr. Coburn will be granted no equity awards in 2008, whether in the form of stock options, restricted stock, or otherwise;

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the tentative plan to increase Mr. Coburn’s Salary Continuation Agreement benefit from $126,400 annually to $191,400 annually, a plan that was disclosed to stockholders in the 2007 proxy statement, has been permanently shelved. Mr. Koury did not know this, but there will be no change in Mr. Coburn’s benefit. The previously disclosed plan to increase Ms. Norris’ benefit as well and to enter into Salary Continuation Agreements with Messrs. MacLaren and Tyler likewise will not be carried out;

•	Mr. Coburn’s total compensation in 2007 was $54,000 less than his 2006 compensation, a reduction of almost 16%, as disclosed in the Summary Compensation Table on page 14 of our proxy statement.

(3) What an argument lacks in merit can sometimes be offset by volume and bulk. On this principle, Mr. Koury argues that our compensation practices are excessive, stating on page 12 that Mr. Coburn’s 2006 compensation included “$108,864 in stock and other rewards” and concluding with the call to arms, “[t]his practice must change!” Of that $108,864 amount, approximately $12,000 consisted of matching contributions that the Company makes to all participants in its 401(k) retirement plan and approximately $2,000 represented premiums paid on a disability insurance policy. The remainder of the $108,864 figure, almost 90% of it, consisted of accounting charges attributable to stock options granted to Mr. Coburn in previous years ($28,359) and Mr. Coburn’s Salary Continuation Agreement (a charge of $66,832), neither of which involved any payment to Mr. Coburn.

(4) At page 14 Mr. Koury’s proxy statement makes much of the Company’s $3.4 million investment in 2004 in split dollar life insurance on our executives and directors. Mr. Koury’s proxy statement refers to these policies as if they were gifts, but in fact the policies serve two purposes, both of which are of benefit to our bank and neither of which is a gift: the policies constitute an investment asset just as any other investment would, such as U.S. Treasury or agency securities; and, secondly, the policies informally finance the obligations under the Salary Continuation Agreements that the Company entered into with Messrs. Coburn and Flowers and Mses. Norris and Burney.

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Life insurance coverage is a critical part of the total compensation package that is necessary to attract, retain, and motivate qualified people. We determined that a single lump-sum premium payment was the most financially advantageous way to secure coverage because the premium paid is not an expense and the initial cash surrender value (which always will be payable to the Company) equals the premiums paid. Like any whole life insurance policy, a bank-owned life insurance policy – also known as “BOLI” – has a cash surrender value that increases over time. For purposes of generally accepted accounting principles, the increase in cash surrender value is booked as “other non-interest income” in each year’s income statement, enhancing the Company’s income as we expect any other investment would but without any associated Federal or state income tax. Moreover, at the executives’ death the Company will recover in full the premiums paid and the earnings credited to policy cash value from its portion of the policies’ death benefits, again without tax.

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Although the BOLI financing and associated split dollar life insurance agreements are not formally linked to the Salary Continuation Agreements, the BOLI financing is designed to earn sufficient income through growth in cash surrender value to offset the after-tax expense of the accrual for the Salary Continuation Agreement obligations to the four executives, and ultimately to enable the Company to recover at the executives’ death the cost of providing Salary Continuation Agreement benefits to them. Because the Company intends to hold the BOLI policies until the executives’ death, cash surrender value increases should be tax-free income under current federal income tax law. This compares to the taxable gain the Company would recognize for assets in traditional taxable investments such as U.S. Treasury or agency securities.

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The combination of tax-free income generated by the increase in BOLI cash value, the tax-free insurance death benefit, and fully tax-deductible Salary Continuation Agreement benefit payments to the executives are the economic reasons that a bank can provide this significant fringe benefit to its executives on a cost-neutral basis. In combination with the Salary Continuation Agreements and other components of executive compensation, we believe BOLI advances the vital goal of attracting and retaining valued executive officers and promoting their long-term commitment to the Company’s success.

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Consistent with our perspective on BOLI and contrary to Mr. Koury’s notion that the Company’s BOLI investment is wasteful and a windfall to executives and directors, the Library of Congress’ Congressional Research Service had the following things to say in its May 10, 2006 report titled “Corporate Owned Life Insurance (COLI): Insurance and Tax Issues” –

Life insurance policies taken out by and payable to companies on their employees, directors, officers, owners, and debtors are commonly known as corporate (or company) owned life insurance (COLI) policies. Such policies enjoy the same two basic preferences under the tax laws as other life insurance. First, death benefits paid under life insurance policies are not taxable income to the beneficiaries of the policies. Second, increases in the value of the policies over and above the premiums paid that result from investment earnings on such premiums are not taxable unless the policy is surrendered prior to the death of the insured. This second preference is generally referred to as the “tax-free inside buildup” of life insurance. Therefore, the corporation enjoys either tax-deferred growth or tax-free-growth of funds invested in COLI policies. This tax treatment of COLI policies explains a large portion of their usage.

…When banks purchase COLI policies, they are sometimes referred to as bank-owned life insurance (BOLI) policies. In 1996, the Office of the Comptroller of the Currency (OCC) issued general guidelines for national banks to ensure that bank purchases of BOLI are “consistent with safe and sound banking practices.” The OCC determined that a purchase of life insurance is incidental to banking and therefore legally permissible, if it is convenient or useful in connection with the conduct of the bank’s business. The OCC guidelines specifically state that national banks may use COLI as a financing or cost recovery vehicle for pre- and post-retirement employee benefits, that the value of COLI is a corporate asset even after the employer/employee relationship is terminated, and that employees have no interest in the insurance other than their general claim against corporate assets arising from the corporation’s obligation to provide the stated benefits.

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According to call report data available on the FDIC’s web page as of March 31, 2008, of the 8,504 FDIC-insured banks in the country, 4,037 of them (47.47%) report investment in BOLI. In North Carolina, 69 (64.9%) of the 107 North Carolina-based banks invest in BOLI, again according to call report data available at www.fdic.gov.

(5) On page 14 of his proxy statement Mr. Koury criticizes the single-trigger change-in-control provision of Mr. Coburn’s 2006 amended employment agreement. It is true that Mr. Coburn’s employment contract severance benefit is a single-trigger benefit, meaning it is payable after a change in control and regardless of whether employment termination occurs within a fixed amount of time thereafter, in contrast to a double-trigger benefit that becomes payable if and only if employment termination occurs. The reason the board approved the change-in-control benefit as a single-trigger benefit was due to changes in the Internal Revenue Code. Under new section 409A of the Internal Revenue Code, which was added in 2004, a single-trigger change-in-control benefit can be paid to an executive immediately, as change-in-control benefits are supposed to be. In contrast, double-trigger change-in-control benefits are potentially subject to a six-month payment delay under new section 409A, because that new provision of the tax code requires in most cases that severance benefits paid to the highest-compensated officers of public companies be delayed for six months after employment termination. Companies have until December 31, 2008 to become fully compliant with new section 409A. As companies amend their existing compensation arrangements to comply with section 409A, we expect that single-trigger change-in-control provisions will become more common.

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Because the CEO of an acquired bank like ours is virtually certain to be terminated after the change in control (or terminates his or her own employment voluntarily for “good reason” because of the diminished nature of his or her responsibilities after the acquisition), we concluded that the only practical difference between a single-trigger change-in-control benefit for Mr. Coburn versus a double-trigger benefit is that a double-trigger benefit unnecessarily exposes Mr. Coburn either to the risk of a six-month delay or the risk of a 20% excise tax and interest and penalties for payment earlier than allowed by section 409A. If Mr. Koury has any doubt about this logic, he should consider the statement on page 4 of his proxy statement that, “[w]e strongly believe that the Company’s CEO, Cameron Coburn, has been a hindrance to the Company’s success.” In contrast, the severance agreements with Mses. Norris and Burney continue to provide for double-trigger change-in-control benefits, recognizing that their termination after a change in control is not a foregone conclusion.

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Based on our analysis in February 2008 of employment agreement and severance agreement change-in-control benefit provisions for CEOs of publicly held banking organizations in North and South Carolina with assets of $1 billion or less, six of 33 in North Carolina employ single-trigger arrangements, compared to three of 23 in

South Carolina. There are 35 publicly held banking organizations in North Carolina with assets of $1 billion or less, but two of them do not have employment or severance agreement change-in-control benefits arrangements. There are 30 publicly held banking organizations in South Carolina with assets of $1 billion or less, but seven of them do not have employment or severance agreement change-in-control benefits arrangements.

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So although it is true that double-trigger benefits predominate, the single-trigger nature of Mr. Coburn’s change-in-control benefit is not unique and has to do with new section 409A of the Internal Revenue Code. Again, if a change in control of Cape Fear occurs, it is likely that Mr. Coburn will no longer continue to be President and Chief Executive Officer after the change in control, regardless of whether his benefit arrangement is a single-trigger or double-trigger arrangement. Mr. Koury and his group have left the impression that if their attempt to gain control of Cape Fear is successful, termination of Mr. Coburn’s employment with the Company is likely.

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Of the 33 publicly held banking organizations in North Carolina with assets of $1 billion or less that have entered into employment or severance agreements promising change-in-control benefits, as of February 2008, 24 provide that the CEO’s change-in-control benefit shall be a multiple of three times compensation. For this purpose compensation can be defined in a variety of ways, for example as salary only, as salary and bonus, salary plus an average of bonuses paid over a specified period, and so on. In South Carolina the comparable figure is 15 of the 23 organizations that have entered into employment or severance agreements promising change-in-control benefits to the CEO. In each of North and South Carolina five organizations promise a multiple of one or two times compensation to the CEO.

(6) Although Mr. Koury has not performed the analyses of peer group compensation practices necessary to assert that our compensation arrangements are excessive, we have, and we believe they are not. If you select a peer group of banking organizations in North and South Carolina and Virginia with assets between $350 and $650 million and asset growth of 75% or more in the three-year period of 2004 through 2006, there are 24 banking organizations in the peer group,1 with average asset growth of 109% in the three-year

[1]

period of 2004 through 2006. With the aid of Amalfi Consulting, LLC, an independent, third-party compensation consulting firm, that formerly was the Compensation Consulting Group of Clark Consulting, in the first quarter of 2008 we assessed the compensation of the five

1	Access National Corporation	Reston	Virginia
2	Alliance Bankshares Corporation	Chantilly	Virginia
3	New Peoples Bankshares, Inc.	Honaker	Virginia
4	Four Oaks Fincorp, Inc.	Four Oaks	North Carolina
5	Valley Financial Corporation	Roanoke	Virginia
6	Millenium Bankshares Corporation	Reston	Virginia
7	New Century Bancorp, Inc.	Dunn	North Carolina
8	First Community Corporation	Lexington	South Carolina
9	Beach First National Bancshares, Inc.	Myrtle Beach	South Carolina
10	Southern First Bancshares, Inc.	Greenville	South Carolina
11	American Community Bancshares	Charlotte	North Carolina
12	Southcoast Financial Corporation	Mount Pleasant	South Carolina
13	Mountain 1st Bank & Trust Company [1st Financial Services Corporation]	Hendersonville	North Carolina
14	First National Bancshares, Inc.	Spartanburg	South Carolina
15	First Reliance Bancshares, Inc.	Florence	South Carolina
16	North State Bancorp	Raleigh	North Carolina
17	Bank of the Carolinas Corporation	Mocksville	North Carolina
18	Coastal Banking Company, Inc.	Beaufort	South Carolina
19	MidCarolina Financial Corporation	Burlington	North Carolina
20	Carolina Bank Holdings, Inc.	Greensboro	North Carolina
21	Monarch Financial Holdings, Inc.	Chesapeake	Virginia
22	Waccamaw Bankshares, Inc.	Whiteville	North Carolina
23	First Trust Bank	Charlotte	North Carolina
24	Tidelands Bancshares, Inc.	Mount Pleasant	South Carolina

executives named in the Summary Compensation Table of our proxy statement to this peer group’s compensation practices in terms of base salaries, bonuses, equity awards, retirement benefit arrangements, and change-in-control benefit arrangements. What we learned is that base salaries of Mr. Coburn, Chief Operating Officer Ms. Lynn M. Burney, and Chief Lending Officer Mr. A. Mark Tyler are generally at the peer group median, the base salaries of Chief Financial Officer Ms. Betty V. Norris and Chief Credit Officer Mr. R. James MacLaren are 22% above the market median, but the total compensation of the five named executive officers as a group is actually below the market median.

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According to Amalfi Consulting’s peer group analysis, our equity granting practices are near the market median. We have historically granted equity every three years, with the last grant in 2005, and the average annual value, meaning the Black-Scholes estimated expense to Cape Fear, of these grants over a three-year period is approximately 12% of base salary for the Company’s top three officers. Although we have made equity grants approximately every three years, it is very unlikely that we will make equity awards to the top officers in 2008, whether in the form of options, restricted stock, or otherwise. We expect that Mr. Coburn specifically will receive no equity awards and no bonus for 2008 performance.

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For the purpose of analyzing the incidence among banking organizations throughout the entire United States of employment agreements, change-in-control agreements, and supplemental executive retirement plan agreements such as the Salary Continuation Agreements, we rely on data provided by SNL Financial of Charlottesville, Virginia. According to SNL Financial there were 909 publicly held banks, thrifts, and bank or thrift holding companies in the United States in 2007. Of those 909 organizations, SNL Financial reports that 70.5% are parties to employment agreements with one or more executives, 76.9% have entered into change-in-control agreements, and 49.5% have entered into supplemental executive retirement plan agreements.

(7) Of the 20 de novo banks organized in North Carolina in the last three years, 12 identified the starting salary of the principal executive officer in their applications for a bank charter. The salary range for those 12 institutions’ principal executive officer is $100,000 to $250,000. In other words, Mr. Coburn’s current base salary after ten years with our bank is within the salary range for de novo banks’ principal executive officers. Within this context Mr. Coburn’s salary hardly seems “shocking” or “astounding” or “madness,” to use Mr. Koury’s terms. Interestingly, the executive officer whose salary occupies the $250,000 top of the range for de novo institutions is Mr. David Lucht, one of Mr. Koury’s hand-picked nominees and President of the new Live Oak Banking Company.

(8) Mr. Koury also objects to the employment agreement’s definition of “cause” for purposes of Mr. Coburn’s involuntary termination and the definition of “good reason” for Mr. Coburn’s voluntary termination. We believe those objections are disingenuous. Although employment and severance agreements contain slight variations in defined terms from one company to the next, the definitions of cause and good reason in Mr. Coburn’s employment agreement are not more liberal than prevailing standards and are not more generous or forgiving to Mr. Coburn than prevailing standards for a CEO.

(9) Our disclosures of executive compensation have historically been and continue to be more than the absolute minimum disclosure required by SEC rules, in contrast to a great number of our community-banking, public-company peer group. The compensation arrangements of which Mr. Koury complains were fully disclosed and known to the investing public in June 2006, when according to page 23 of his proxy statement Mr. Koury became a stockholder of our bank. Candid disclosure of executive and director compensation exposes a company to criticism that withheld disclosure avoids, but nevertheless we remain committed to giving stockholders a complete account of executive and director compensation.

(10) Some background concerning compensation arrangements existing at other organizations in which Mr. Koury has or has had an interest is in order. Until the sale of 1st State Bancorp, Inc. of Burlington, North Carolina to Capital Bank Corporation of Raleigh in early 2006, Mr. Koury was the largest individual stockholder of 1st State Bancorp and his nephew Ernest was a director. 1st State Bancorp’s total assets at the time were approximately $373 million. Because of the acquisition of 1st State Bancorp by Capital Bank Corporation, Mr. Koury and his related interests now own more shares of Capital Bank Corporation than any other individual stockholder and Mr. Koury’s nephew Ernest has become a director of that company.

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Both 1st State Bancorp and Capital Bank Corporation entered into employment agreements with their CEOs and other executives, which agreements include definitions of cause and good reason that are comparable to those in Mr. Coburn’s employment agreement and which provide for substantial change-in-control compensation payable to executives. In fact, the top three executives of 1st State Bancorp benefited greatly on Kourys’ watch, receiving an aggregate amount of $5.2 million from Capital Bank Corporation in the merger “in full satisfaction and consideration of the change in control severance payments due such individuals in their respective employment agreements with 1st State Bank,” to quote from page 65 of the prospectus/proxy statement issued to stockholders of Capital Bank Corporation and 1st State Bancorp on October 14, 2005. The $5.2 million paycheck was equal to 4.5% of the total $115 merger consideration paid to 1st State Bancorp stockholders by Capital Bank Corporation, which is not out of the ordinary for bank merger transactions.

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Additionally, Capital Bank Corporation has entered into a supplemental retirement plan arrangement not only with its executives, as the Company has with four executives in the form of Salary Continuation Agreements, but also with directors. These documents are available not only to Mr. Koury but also to any other person who wishes to examine the exhibits filed by Capital Bank Corporation with the SEC. Capital Bank’s supplemental retirement plan arrangement for executives provides that the executives’ normal retirement age is age 58. The normal retirement age specified in Mr. Coburn’s Salary Continuation Agreement is 55, but the age specified for Mses. Burney and Norris is age 65 and age 67 for Mr. Flowers.

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Although Mr. Koury directs accusations of excessive compensation without performing the peer group analysis necessary to support them, he also fails to analyze the compensation practices of the other banking organizations in which he, his many related interests, and his family members have an interest. Had he done so he might not so casually assert that ours are shocking and astounding.

You Can Vote for the Board’s Nominees Only on the WHITE Proxy Card

Please Return Your WHITE Proxy Today!

The Company has previously sent you proxy material explaining why we believe the board and management, with their intimate understanding of the Company, is the right team to be running Cape Fear Bank Corporation in this challenging environment.

Thank you for your consideration and support.

Sincerely,

The Board of Directors of Cape Fear Bank Corporation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

If you have any questions, please contact Cameron Coburn, Chairman, President and Chief Executive Officer at (910) 509-3901, ccoburn@capefearbank.com, or Betty V. Norris, Senior Vice President and Chief Financial Officer at (910) 509-3914, bnorris@capefearbank.com.

If you need any assistance with voting your WHITE proxy, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: capefear@morrowco.com